EXHIBIT 10.63
COLUMBIA STATE BANK
JOINT BENEFICIARY AGREEMENT
(By and Between Columbia State Bank and Eric Eid)
Insurer/Policy: John Hancock Life Insurance Company (U.S.A
BL09735930
John Hancock Life Insurance Company (U.S.A.) 96100770
Pacific Life Insurance Company
VP80237010
Midland National Life Insurance Company
697457
Bank: COLUMBIA STATE BANK
Insured: Eric Eid
Relationship of Insured to Bank: Executive
Effective Date: November 1, 2011
The respective rights and duties of COLUMBIA STATE BANK (hereinafter the "Bank") and Eric Eid (hereinafter the "Insured") in the above-referenced Policy(ies) shall be pursuant to the terms set forth below:
1.    DEFINITIONS.
Refer to the Policy(ies) contract for the definition of any terms in this Joint Beneficiary Agreement (hereinafter "Agreement") that is not defined herein. If the definition of a term in the Policy(ies) is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in the Policy(ies).
1.1    Beneficiary. "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Paragraph 3 below that are entitled to receive benefits under this Plan upon the death of a Insured.
1.2    Beneficiary Designation Form. "Beneficiary Designation Form" shall mean the form established from time to time by the Bank and the

Administrator, which an Insured completes, signs and returns in order to designate one or more Beneficiaries.
1.3    Board. "Board" means the Board of Directors of the Bank.
1.4    Claimant. "Claimant" shall have the meaning assigned to an individual who makes a claim pursuant to the provisions of Paragraph 12 below.
1.5    Code. The term the "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
1.6    ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.7    Final Base Salary. The term "Final Base Salary" shall mean the regular cash compensation expected to be paid to Insured during the calendar year in which Insured's death occurs for services rendered or labor performed, including base pay Insured could have received in cash in lieu of (i) contributions made on Insured's behalf to a qualified Plan maintained by the Bank or to any cafeteria plan under Section 125 of the Code maintained by the Bank and (ii) deferrals of compensation made at the Insured's election pursuant to a plan or arrangement of the Bank or an affiliate, but excluding any bonuses, incentive pay or special awards.
1.8    Plan. The term "Plan" refers to this arrangement, as evidenced by this Agreement, whereby Insured (or Insured's Beneficiary) is entitled to receive a benefit.
1.9    Separation From Service. The term "Separation from Service" (or "Separates From Service") shall be read and interpreted consistent with Code Section 409A and any future notices or guidance related thereto. In addition, for the purposes of this Agreement, Insured shall experience a Separation From Service only upon separating as both an executive of the Bank and a director on the Board.
2.    POLICY(IES) TITLE AND OWNERSHIP.
Title and ownership of the Policy(ies) shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the Policy(ies) cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Joint Beneficiary Designation Policy(ies), then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

3.BENEFICIARY DESIGNATION RIGHTS.
The Insured (or assignee) shall have the right and power to designate a "Beneficiary" or "Beneficiaries" to receive the Insured's share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.
4.PREMIUM PAYMENT METHOD.
Subject to the Bank's absolute right to surrender or terminate the Policy(ies) at any time and for any reason, the Bank shall pay the entire premium specified for each Policy in one (1) lump sum.
5.TAXABLE BENEFIT.
Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.
6.DIVISION OF DEATH PROCEEDS.
Subject to Paragraphs 7 and 9 herein, the division of the death proceeds of the Policy(ies) is as follows:
A.In the event Insured has not yet Separated From Service at the time of death, then, upon the death of Insured, Insured's Beneficiary(ies) shall be entitled to receive an amount equal to three (3) times the Final Base Salary.
B.Should the Insured Separate From Service for any reason other than death (the circumstances of which are governed by Paragraph 6A), then neither the Insured nor the Insured's Beneficiary(ies) shall be entitled to receive any amount of the Policy(ies) proceeds pursuant to this Agreement.
C.The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.
D.Any refund of unearned premium as provided in any Policy(ies) shall be paid to the Bank.

7.DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY(IES).
The Bank shall at all times be entitled to an amount equal to the Policy(ies)'s cash value, as that term is defined in the Policy(ies) contract, less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.
8.RIGHTS OF PARTIES WHERE POLICY(IES) ENDOWMENT OR ANNUITY ELECTION EXISTS.
In the event the Policy(ies) involves an endowment or annuity element, the Bank's right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the Policy's cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.
9.TERMINATION.
This Agreement shall terminate as to any Insured only upon Insured's Separation From Service, upon the mutual written agreement of the Bank and the Insured, or upon distribution of the death benefit proceeds in accordance with Paragraph 6 above.
10.INSURED'S OR ASSIGNEE'S ASSIGNMENT RIGHTS.
The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject Policy(ies) nor any rights, options, privileges or duties created under this Agreement.
11.AGREEMENT BINDING UPON THE PARTIES.
This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.
12.ADMINISTRATIVE AND CLAIMS PROVISIONS.
The following provisions are part of this Agreement and are intended to meet the requirements of ERISA:

A.Named Fiduciary and Plan Administrator.
The Named Fiduciary and Plan Administrator (hereinafter "Administrator) of this Joint Beneficiary Designation Agreement shall be the Board of Directors of Columbia State Bank. The Administrator may designate a replacement Administrator at any time, or may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.
B.Funding Policy(ies).
Subject to the Bank's absolute right to surrender or terminate the Policy(ies) at any time and for any reason, the funding policy for this Joint Beneficiary Plan shall be to maintain the subject Policy(ies) in force by paying, when due, all premiums required.
C.Basis of Payment of Benefits.
Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement, and the terms of this Agreement and the existence of the Policy(ies).
D.Claims Procedure
Claim forms or claim information as to the subject Policy(ies) can be obtained by contacting Corrigan & Company (800-456-3377).
A claimant initiates a claim by submitting to the Administrator a written claim for benefits. In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Insured (or to the Beneficiary(ies) in the case of the Insured's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator named above within ninety (90) days from the date payments are refused.
The Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired.

If claimants desire a second review they shall notify the Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based. If claimants do not request a second review within such sixty (60) day period, then they shall be barred and estopped from challenging the determination.
If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to Arbitration, as described hereinbelow.

E.Arbitration of Disputes.
All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"). In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association ("AAA") shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of the Washington Code of Civil Procedure. Any arbitration hereunder shall be conducted in Tacoma, Washington, unless otherwise agreed to by the parties. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by such arbitration with respect to any controversy properly submitted to it for determination.
13.GENDER.
Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.
14.INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT.
The insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy(ies) provisions shall fully discharge the Insurer from any and all liability.
15.SEVERABILITY AND INTERPRETATION.
If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.
16.APPLICABLE LAW.
The laws of the State of Washington shall govern the validity and interpretation of this Agreement.
17.EFFECT OF THE LIFE INSURANCE POLICY'S CONTESTABILITY CLAUSES.
The parties herein understand and agree that the payment of the benefits provided herein are subject to the Life Insurance Policy's suicide and contestability clauses and other such clauses, and if such clauses preclude the Insurer from paying the full death proceeds, then, in such event, no death benefits of whatever nature shall be payable to Insured's (or Insured's Assignee's) beneficiary(ies) under this Joint Beneficiary Agreement.

Executed at Tacoma, Washington this 3rd day of Jan, 2012

COLUMBIA STATE BANK

By:	/s/ KENT ROBERTS	By:	/s/ ERIC EID

Title:	EVP, HR Director

Witness:	/s/ CAROLYN NALL	Witness:	/s/ MARCUS B. ROYSTER